                                                                    Exhibit 8.1

  Internal Revenue Service                Department of the Treasury

                                          Washington, DC 20224

Index Number:      355.01-00
                   368.04-00

                                          Contact Person:
Benson J. Chapman                         Richard E. Coss
Vice President                            Telephone Number:
Alleghany Corporation                     (202) 622-7790
375 Park Avenue                           In Reference to:
New York, New York 10152                  CC:DOM:CORP:3 - PLR-121282-97
                                          Date

                                             MAR 19 1998

Distributing 2           =     Alleghany Corporation
                               a Delaware corporation
                               EIN: 51-0283071

Distributing 1           =     Chicago Title and Trust Company
                               an Illinois corporation
                               EIN: 36-0906930

Controlled 1             =     Alleghany Asset Management, Inc.
                               a Delaware corporation
                               EIN: 36-4041138

Controlled 2             =     Chicago Title Corp.
                               a to-be-formed Delaware corporation
                               EIN: to be applied for

Sub 1                    =     The Chicago Trust Company
                               an Illinois trust company
                               EIN: 36-4041298

Sub 2                    =     Chicago Deferred Exchange Corporation
                               an Illinois corporation
                               EIN: 36-3728893

Date A                   =     July 31, 1997

b                        =     2,150

Individual C             =     Fred N. Kirby, II

Individual D             =     Allan P. Kirby, Jr.

e                        =     8.47

f                        =     7.13

PLR-121282-97

Business G               =     the importation and sale of commercial
                               fasteners - nuts, bolts, screws,
                               washers, and other fasteners - to
                               fastener manufacturers and distributors
                               through a network of sales offices and
                               warehouses

h                        =     70

Business I               =     the sale and underwriting of title
                               insurance and related services,
                               including abstracting, searches, escrow
                               closing and disbursement services, flood
                               certifications, credit information and
                               property evaluations

j                        =     38

State K                  =     Delaware


Business L               =     trust and financial services, including (i)
                               serving as the trustee of inter vivos trusts,
                               where Sub 1 manages the assets and personal
                               affairs of individuals, (ii) serving as
                               executor under a will or as administrator of
                               the estate of intestate decedents, (iii)
                               serving as the guardian of the estates of
                               minors or adult disabled persons, and (iv)
                               other similar trust functions

Business M               =     Serves as trustee of an Illinois land
                               title holding trust created to hold
                               title to real property and interests in
                               real property, and releases mortgages or
                               other claims against land upon a
                               determination that the conditions to the
                               release have been satisfied (the "land
                               trust and release" businesses)

Business N               =     serving as a "qualified intermediary"
                               (as described in ss. 1.1031(k)-1(g) (4) of
                               the Income Tax Regulations) to
                               facilitate certain tax-deferred property
                               exchanges under ss. 1031 of the Code

o                        =     370,000

p                        =     15

q                        =     1.64

PLR-121282-97

r                        =     22.5

s                        =     880,000

t                        =     275

u                        =     3.91

V                        =     500,000

w                        =     2.22

x                        =     39,000

y                        =     16,000

z                        =     1.8

aa                       =     8

bb                       =     13

Dear Mr. Chapman:

      This letter replies to a request dated November 12, 1997 for rulings about the federal income tax consequences of a proposed transaction. We have received additional information in letters dated January 19, February 5, February 17, and March 6, 1998. The information submitted for consideration is summarized below.

      Distributing 2 is the common parent of an affiliated group of corporations filing a consolidated federal income tax return on a calendar year basis using an accrual method of accounting. Distributing 2 has one class of common stock issued and outstanding. Distributing 2's common stock is widely held and publicly traded on the New York Stock Exchange. As of Date A, Distributing 2 had more than b shareholders of record. As of Date A, the only persons known to Distributing 2 who beneficially own 5 percent or more of the common stock of Distributing 2 are Individual C and Individual D, who own e percent and f percent, respectively, of the outstanding common stock of Distributing 2. Distributing 2 is actively engaged directly in Business G. Distributing 2 is engaged in other lines of business through h domestic subsidiaries and certain foreign subsidiaries.

      Distributing 2 wholly owns Distributing 1, which in turn wholly owns Controlled 1. Distributing 1 is engaged in Business I though its group of j active subsidiaries. Controlled 1 is a State K holding company which is not directly engaged in any

PLR-121282-97

trade or business. Sub 1 and Sub 2, wholly owned subsidiaries of Controlled 1, are engaged in Business L and Business M, and Business N, respectively.

      Financial information has been received which indicates that Business G, Business I, Business L, and Business N each has had gross receipts and operating expenses representative of the active conduct of a trade or business for each of the past five years.

      It has been determined that Controlled 1 must build "brand" recognition for its Business L if that business is to be expanded. That requires that Controlled i be separated from Distributing 1 (described in step (iii), below, as the "Internal Spin") because the brand recognition of Distributing 1 in Business I hinders the development and recognition of the otherwise independent brand for Controlled 1's Business L.

      In recent years, Distributing 1's Business I has sustained a loss of market share in a disproportionate number of markets and a shrinking profit margin. Moreover, mergers and acquisitions have been occurring within the Business I industry, increasing the size and strength of Distributing 1's competitors. In response to this, Distributing 1 has decided to implement a number of strategic responses in its Business I. Based in part upon the advice of its management consultant, Distributing 2 has concluded that none of these strategic responses is achievable by Distributing 1 without the ability to offer significant actual and potential equity participation to all levels of employees. Specifically, Distributing 2's consultant recommended that various equity-based incentives be provided to a number of Distributing 1's managers, as well as opportunities for all employees to acquire equity interests in Distributing 1 or its to-be-formed State K holding company parent, Controlled 2.

      Immediately preceding the External Spin (described in step (vi), below), Controlled 2 will transfer approximately o shares of "restricted" Controlled 2 common stock to approximately p senior management employees, representing approximately q percent of the approximately r million shares of Controlled 2 common stock expected to be outstanding upon the consummation of the External Spin (the "Outstanding Stock"). Additionally, promptly following the External Spin, Controlled 2 will grant options to acquire s shares of Controlled 2 common stock to approximately t senior and middle management employees, representing approximately u percent of the Outstanding Stock. Further, at the time of the External Spin, Controlled 2 will have adopted an employee stock purchase plan (described in ss. 423 of the Code), which plan will authorize the purchase by employees at a discount of at least v shares of Controlled 2 common stock, representing w percent of the Outstanding Stock, which plan Controlled 2 will

PLR-121282-97
continue until substantially all of the v shares of Controlled 2 common stock have been purchased by employees. Upon the External Spin, the Distributing 1 ss. 401(k) plan will hold x shares of Controlled 2 common stock, and y shares of "restricted" Controlled 2 common stock will be transferred to the persons who will serve as directors of Controlled 2.

       Therefore, following the External Spin, employees of Controlled 2 and its subsidiaries will have received, or have the opportunity to acquire, nearly z million shares of Controlled 2 common stock, or aa (a number greater than 5) percent of the Outstanding Stock. To effectively implement this equity ownership by Distributing 1 employees requires, however, that Distributing 1 (or its to-be-formed holding company parent, Controlled 2) be a separate public company.

       To accomplish these objectives, the taxpayer has proposed the following transaction:

(i) Sub 1 will distribute Business M to Distributing 1 by first contributing Business M to a wholly owned, newly organized corporation ("Newco") and thereafter distributing the stock of Newco to Controlled 1, which will immediately distribute the stock of Newco to Distributing 1. Distributing 2 anticipates that the distribution may qualify as a spin off pursuant to ss.ss. 355 and 368(a)(1)(D);

(ii) Distributing 1 will contribute to the capital of Controlled 1 founders shares it holds in each of four mutual funds (which funds are managed by Sub 1);

(iii) Immediately thereafter, Distributing 1 will distribute all of the outstanding stock of Controlled 1 to Distributing 2 (the "Internal Spin");

(iv) Distributing 2 will organize Controlled 2 under the laws of State K. Distributing 2 will contribute cash to Controlled 2 equal to the required minimum statutory capital solely for all of Controlled 2's common stock. Shortly before the proposed distribution (step (vi) below), Distributing 2 will contribute all of the outstanding stock of Distributing 1 to Controlled 2 in exchange for additional shares of Controlled 2 common stock;

(v) Distributing 1 will distribute as a dividend to Controlled 2 preferred stock it holds in Sub 1 with a par and liquidation value of $ bb million, followed by a dividend distribution of the Sub 1 preferred stock from Controlled 2 to Distributing 2;

PLR-121282-97

(vi) Distributing 2 will distribute to its shareholders, pro rata, all of the outstanding stock of Controlled 2 (the "External Spin").

      With respect to the Internal Spin (step (iii), above), the taxpayers have made the following representations:

(a) No part of the consideration to be distributed by Distributing 1 will be received by Distributing 2 as a creditor, employee or in any capacity other than that of a shareholder of Distributing 1.

(b) The 5 years of financial information submitted on behalf of Distributing 1 is representative of Distributing 1's present operation, and with regard to Distributing 1, there have been no substantial operational changes since the date of the last financial statements submitted, other than by reason of the transfer of certain assets and liabilities of its Business L to Sub 1.

(c) The 5 years of financial information submitted on behalf of Business L is representative of Sub l's present operations, and with regard to Sub 1, there have been no substantial operational changes since the date of the last financial statements submitted.

(d) The 5 years of financial information submitted on behalf of Business N is representative of Sub 2's present operations, and with regard to Sub 2, there have been no substantial operational changes since the date of the last financial statements submitted.

(e) Immediately after the distribution, at least 90 percent of the fair market value of the gross assets of Controlled 1 will consist of the stock and securities of controlled corporations that are engaged in the active conduct of a trade or business as defined in ss. 355(b) (2).

(f) Following the transaction, Distributing 1, Sub 1, and Sub 2 will each continue the active conduct of its business, independently and with its separate employees.

(g) The distribution of the stock of Controlled 1 is carried out for the following corporate business purpose: to permit Controlled 1 to build a distinct and separate "brand" identity for its Business L. The distribution of the stock, or stock and securities, of Controlled 1 is motivated, in whole or substantial part, by this corporate business purpose.

PLR-121282-97

(h) There is no plan or intention by Distributing 2 to sell, exchange, transfer by gift, or otherwise dispose of any of its stock in Controlled 1 or Distributing 1 after the transaction.

(i) There is no plan or intention by either Distributing 1 or Controlled 1, directly or through any subsidiary corporation, to purchase any of its outstanding stock after the transaction, other than through stock purchases meeting the requirements of ss. 4.05(1)(b) of Rev. Proc. 96-30.

(j) There is no plan or intention to liquidate Distributing 1, Controlled 1, Sub 1 or Sub 2, to merge any such corporation with any other corporation, or to sell or otherwise dispose of the assets of any such corporation after the transaction, except in the ordinary course of business.

(k) The total adjusted bases and the fair market value of the assets transferred to Controlled 1 by Distributing 1 each equals or exceeds the sum of the liabilities assumed by Controlled 1 plus any liabilities to which the transferred assets are subject.

(l) The liabilities assumed in the transaction and the liabilities to which the transferred assets are subject were incurred in the ordinary course of business and are associated with the assets being transferred.

(m) No intercorporate debt will exist between Distributing 1 and Controlled 1 at the time of, or subsequent to, the distribution of the Controlled 1 stock.

(n) Immediately before the distribution, items of income, gain, loss, deduction, and credit will be taken into account as required by the applicable intercompany transaction regulations (see ss. 1.1502-13 and ss. 1.1502-14 as in effect before the publication of T.D. 8597, 1995-2 C.B. 147, and as currently in effect; ss. 1.1502-13 as published in T.D.
      8597). At the time of the Internal Spin, Distributing 1 will not have an excess loss account with respect to the stock of Controlled 1.

(o) Payments made in connection with any continuing transactions, if any, between Distributing 1 and Controlled 1, and their respective subsidiaries, will be for fair market value based on terms and conditions arrived at by the parties bargaining at arm's length.

(p) No two parties to the transaction are investment companies as defined in ss. 368(a)(2)(F)(iii) and (iv).

PLR-121282-97

      With respect to the External Spin (step (vi), above), the taxpayers have made the following representations:

(q) No part of the Controlled 2 stock to be distributed by Distributing 2 will be received by a shareholder as a creditor, employee, or in any capacity other than that of a shareholder of Distributing 2.

(r) The 5 years of financial information submitted on behalf of Distributing 2 is representative of Business G's present operation, and, with regard to Business G, there have been no substantial operational changes since the date of the last financial statements submitted.

(s) The 5 years of financial information submitted on behalf of Distributing 1 is representative of Distributing 1's present operation, and, with regard to Distributing 1, there have been no substantial operational changes since the date of the last financial statements submitted, other than by reason of the transfer of certain assets and liabilities of its Business L to Sub 1.

(t) Immediately after the distribution, at least 90 percent of the fair market value of the gross assets of Controlled 2 will consist of the stock of and securities of controlled corporations that are engaged in the active conduct of a trade or business, as defined in ss. 355(b)(2).

(u) Following the transaction, Distributing 2, Controlled 2 and Distributing 1 will each continue the active conduct of its business, independently and with its separate employees.

(v) The distribution of the stock of Controlled 2 is carried out for the following corporate business purpose: to enable Controlled 2 to offer equity incentive plans to its employees and allow employees at all levels to acquire an equity interest in Controlled 2. The Distribution is motivated, in whole or substantial part, by this corporate business purpose.

(w) There is no plan or intention by any shareholder who owns 5 percent or more of the common stock of Distributing 2, and the management of Distributing 2 to its best knowledge, is not aware of any plan or intention on the part of any particular remaining shareholder of Distributing 2 to sell, exchange, transfer by gift, or otherwise dispose of any of their stock in, or securities of, Distributing 2 or Controlled 2 owned at the time of, or acquired in, the distribution after the transaction, other than market transactions effected by less than 5 percent beneficial owners of Distributing 2 common stock.

PLR-121282-97

(x) There is no plan or intention by Distributing 2 or Controlled 2, directly or through any subsidiary corporation, to purchase any stock of Distributing 2 or Controlled 2 after the transaction, other than through stock purchases meeting the requirements of ss. 4.05(1)(b) of Rev. Proc. 96-30.

(y) There is no plan or intention to liquidate Distributing 2, Controlled 2 or Distributing 1, to merge any such corporation with any other corporation, or to sell or otherwise dispose of the assets of any such corporation after the transaction, except in the ordinary course of business.

(z) No intercorporate debt will exist between Distributing 2 and Controlled 2 at the time of, or subsequent to, the distribution of the Controlled 2 stock, other than short-term debt obligations of Distributing 1 to Distributing 2 attributable to a dividend (declared and paid in the form of a short-term note) and to fund an acquisition created shortly before the described transaction.

(aa) Immediately before the distribution, items of income, gain, loss, deduction, and credit will be taken into account as required by the applicable intercompany transaction regulations (see ss. 1.1502-13 and ss. 1.1502-14 as in effect before the publication of T.D. 8597, 1995-2 C.B. 147, and as currently in effect; ss. 1.1502-13 as published in T.D. 8597). Further, Distributing 2's excess loss account, if any, with respect to the Controlled 2 stock will be included in income immediately before the distribution (see ss. 1.1502-19).

(bb) Payments made in connection with all continuing transactions, if any, between Distributing 2 and Controlled 2 and their respective subsidiaries, will be for fair market value based on terms and conditions arrived at by the parties bargaining at arm's length.

(cc) No two parties to the transaction are investment companies as defined in ss. 368(a)(2)(F)(iii) and (iv).

            Based solely on the information submitted and on the representations set forth above, we hold as follows with respect to the Internal Spin (step (iii), above):

(1) The transfer by Distributing 1 to Controlled 1 of assets solely in constructive exchange for additional shares of Controlled 1 stock and Controlled 1's assumption of liabilities, if any, as described above, followed by Distributing 1's distribution of the Controlled 1 stock to Distributing 2, as described above, will be a reorganization within the meaning of ss. 368(a)(1)(D). Distributing 1 and Controlled 1 will each be "a party to a reorganization" within the meaning of ss. 368(b).

PLR-121282-97

(2) Distributing 1 will recognize no gain or loss upon the transfer of assets to Controlled 1 in constructive exchange for Controlled 1 stock and Controlled 1's assumption of liabilities, if any, as described above (ss.ss. 361(a) and 357(a)).

(3) Controlled 1 will recognize no gain or loss on the receipt of the Distributing 1 assets in constructive exchange for additional Controlled 1 stock and the assumption of liabilities, if any, as described above (ss. 1032(a)).

(4) Controlled 1's basis in the assets received in the proposed transaction will equal the basis of the assets in the hands of Distributing 1 immediately prior to the transaction (ss. 362(b)).

(5) Controlled 1's holding period for the Distributing 1 assets received in the proposed transaction will include the period during which Distributing 1 held the assets (ss. 1223(2)).

(6) Distributing 1 will recognize no gain or loss upon its distribution of all of the Controlled 1 stock to Distributing 2 in the Internal Spin (ss. 361(c)(1)).

(7) Distributing 2 will recognize no gain or loss, and no amount will be included in its income, upon its receipt of Controlled 1 common stock from Distributing 1 in the Internal Spin (ss. 355(a)(1)).

(8) The aggregate basis of the Distributing 1 and Controlled 1 common stock in the hands of Distributing 2 immediately after the Internal Spin will equal the basis of the Distributing 1 stock held immediately prior to the Internal Spin, allocated in proportion to the fair market value of each in accordance with ss.ss. 358(a), (b) and (c) and ss. 1.358-2(a)(2).

(9) The holding period of the Controlled 1 common stock received by Distributing 2 will include the holding period of the Distributing 1 common stock with respect to which the distribution will be made, provided that the Distributing 1 common stock is held as a capital asset on the date of the Internal Spin (ss. 1223(1)).

(10) Proper allocation of earnings and profits between Distributing 1 and Controlled 1 will be made in accordance with ss. 1.312-10(a) and ss. 1-1502-33.

      With respect to the organization of controlled 2 and the distribution of the stock of Controlled 2 by Distributing 2 to

PLR-121282-97

Distributing 2's shareholders (the External Spin; steps (iv) and (vi), above), we hold as follows:

(11) The transfer by Distributing 2 to Controlled 2 of all of the stock of Distributing 1 solely in exchange for additional shares of Controlled 2 stock and Controlled 2's assumption of liabilities, if any, as described above, followed by Distributing 2's distribution of the Controlled 2 stock, pro rata, to Distributing 2's shareholders, as described above, will be a reorganization within the meaning of ss. 368 (a)(1)(D). Distributing 2 and Controlled 2 will each be "a party to a reorganization" within the meaning of ss. 368(b).

(12) Distributing 2 will recognize no gain or loss upon the transfer of the Distributing 1 stock to Controlled 2 in exchange for Controlled 2 stock and Controlled 2's assumption of liabilities, if any, as described above (ss.ss. 361(a) and 357(a)).

(13) Controlled 2 will recognize no gain or loss on the receipt of the Distributing 1 stock in exchange for additional Controlled 2 stock and the assumption of liabilities, if any, as described above (ss. 1032(a)).

(14) Controlled 2's basis in the Distributing 1 stock received in the proposed transaction will equal the basis of the Distributing 1 stock in the hands of Distributing 2 immediately prior to the transaction (ss. 362(b)).

(15) Controlled 2's holding period for the Distributing 1 stock received in the proposed transaction will include the period during which Distributing 2 held the Distributing 1 stock (ss. 1223(2)).

(16) Distributing 2 will recognize no gain or loss upon its distribution of all of the Controlled 2 stock to Distributing 2's shareholders in the Eternal Spin (ss. 361(c)(1)).

(17) The Distributing 2 shareholders will recognize no gain or loss, and no amount will be included in their income, upon their receipt of Controlled 2 common stock from Distributing 2 in the External Spin (ss. 355(a)(1)).

(18) The aggregate basis of the Distributing 2 and Controlled 2 common stock in the hands of the Distributing 2 shareholders immediately after the External Spin will equal the basis of the Distributing 2 stock held immediately prior to the External Spin, allocated in proportion to the fair market value of each in accordance with ss.ss. 358(a), (b) and (c) and

PLR-121282-97

      ss. 1.358-2(a) (2).

(19) The holding period of the Controlled 2 common stock received by the Distributing 2 shareholders will include the holding period of the Distributing 2 common stock with respect to which the distribution will be made, provided that the Distributing 2 common stock is held as a capital asset on the date of the External Spin (ss. 1223(1)).

(20) Proper allocation of earnings and profits between Distributing 2 and Controlled 2 will be made in accordance with ss. 1.312-10(a) and ss. 1-1502-33.

(21) Payments by Distributing 2 to Controlled 2 or Controlled 2 to Distributing 2 under the Tax Sharing Agreement regarding tax liabilities that (i) have arisen or will arise for a taxable period ending on or before the distribution of the Controlled 2 stock or for a taxable period beginning before and ending after the distribution of the Controlled 2 stock and
      (ii) will not become fixed and ascertainable until after the distribution of the Controlled 2 stock will be treated as occurring immediately before the distribution of the Controlled 2 stock.

      We express no opinion about the tax treatment of the transaction under other provisions of the Code and regulations or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the above rulings. Specifically, no ruling was requested and no opinion is given as to the federal income tax consequences of the contribution by Sub 1 of Business N to Newco in exchange for Newco stock, and the distribution of the Newco stock by Sub 1 to Controlled 1 and then by Controlled 1 to Distributing 1 (see step (i), above). In addition, no ruling was requested and no opinion is given as to the federal income tax consequences of Distributing 1's distribution of Sub 1 preferred stock to Controlled 2 and Controlled 2's distribution of the same stock to Distributing 2 (see step (v), above). This ruling has no effect on any earlier documents and is directed only to the taxpayer who requested it. Section 6110(j) (3) of the Code provides that it may not be used or cited as precedent.

      Each affected taxpayer should attach a copy of this letter to the taxpayer's federal income tax returns for the taxable year in which the transaction covered by this ruling letter is consummated.

PLR-121282-97

      In accordance with the power of attorney on file in this office, we have sent a copy of this letter to your authorized representative.

                                    Sincerely yours,

                                    Assistant Chief Counsel (Corporate)


                                    By /s/ Victor Penico
                                       ---------------------------
                                    Victor Penico
                                    Chief, Branch 3